                                    EXHIBIT 1
            BASIC TERMS OF INNCO PREFERRED SUPPLIER NETWORK AGREEMENT


EXECUTION DATE: April 16, 1998

RSI: RoomSystems International Corporation.

RSI's NOTICE ADDRESS: 390 North 3050 East, St. George, UT 85790

COMMENCEMENT DATE: April 6, 1998

TERMINATION DATE: April 6, 2003

AGREEMENT CAN BE TERMINATED BY EITHER PARTY WITHOUT CAUSE ON 90 DAYS PRIOR WRITTEN NOTICE (Section 3.2)

PARTICIPATING PROPERTIES: The Participating Properties shall include the properties that satisfy the following definitions as of the Execution Date and any other properties which satisfy such definitions during the term of this Agreement after the Execution Date, but shall cease to include any Participating Property as of the date any such property ceases to satisfy the following definitions:

                           Tradename Hotels
                           Managed Hotels
                           Franchised Hotels
                           Portfolio Hotels
                           Specific List of Hotels in the Doubletree System Specific List of Hotels in the PHI System

                                   EXHIBIT 1A


TRADENAMES (Section 2.9):

Club Hotel by Doubletree
Doubletree
Doubletree Club Hotel
Doubletree Guest Suites
Doubletree Inns
Doubletree Suites
Embassy Suites
Embassy Vacation Resort
Guest Hotels
Guest Inns
Guest Quarters Suite Hotels
Guest Suites Hotels
Hampton Inn
Hampton Inn & Suites
Hampton Vacation Resort
Homewood Suites
Red Lion Hotel
Red Lion Hotels & Inns
Red Lion Inn
Red Lion Motor Inn
Other: __________

REPORTING FREQUENCY (Section 6.1):
                Quarterly


                                    EXHIBIT 2
                           PRODUCT AND SPECIFICATIONS
                             (SECTIONS 2.7 AND 4.2)


Product to be Placed with Participating Properties Pursuant to the Provisions of this Agreement*:

EQUIPMENT:         RS-5000 - Twenty-two  (22)  Selection and RS-3000 (20)
                   Selection Computerized RoomServ Refreshment Center, to include:

                   2.3 or 1.7 cu. Ft. Automatic Defrost Refrigerator
                      Motorola HC11 Intelligent Processor
                      2x16 VCD Visual Confirmation Display
                      MultiVend Tamper Proof Design
                      In-Room Inventory Control System
                      Remote Programmability  MATV Deluxe Communication System

                   RS-100LB - 6" LowBoy RoomSafe, to include:
                       RoomServ Remote Communication Package

                   RS-200SS - Side-by-Side RoomSafe, to include:
                       RoomServ Remote Communication package

                   RS-586 RoomManagement Computer System to include:
                       Dual RS-586 DX-200 PC Towers SVGA Color Monitor 1GB Hard Drives UPS Battery Backups, Modems, etc.

                   RoomManagement System Software Package, to include:
                       Remote locking and unlocking Automatic Posting of Guest Charges to PMS Report Package that includes:
                            Restock (Full & Minimum),
                            Monthly Sales Analysis,
                            Inventory Control,
                            Audit Trail and Service Log

*RSI reserves the right to substitute equivalent or higher type products for the above.


                                    EXHIBIT 3
                                   PRICE LIST
                                  (SECTION 4.4)


The prices for the Products shall initially be as set forth on this Exhibit 3*. RSI shall have the right to change such prices on thirty (30) days prior written notice. The prices charged for the Products to each Participating Property shall be subject to the discounts provided on this Exhibit 3.


                              PRICE LIST - PURCHASE

                 RS-5000                  $                     1,095.00
                                             ----------------------------

                 RS-3000                  $                     1,045.00
                                             ----------------------------

                 RS-100LB                 $                       225.00
                                             ----------------------------

                 RS-200SS                                         295.00
                                             ----------------------------


                               PRICE LIST - LEASE

                 RS-5000                  $                     1,095.00
                                             ----------------------------

                 RS-3000                  $                     1,045.00
                                             ----------------------------

                 RS-100LB                 $                       225.00
                                             ----------------------------

                 RS200SS                                          295.00
                                             ----------------------------




Prices can be adjusted for sales and leases with thirty (30) days notice. Revenue sharing is fixed unless mutually agreed to between INNCO and RSI.




*  Revenue Sharing terms are set forth in Exhibit 9.


                                    EXHIBIT 4
                                VOLUME PROJECTION
                                  (SECTION 4.5)


PRODUCT:   RS-5000 & RS-3000 RoomServ Refreshment Centers
              RS-100LB & RS-200SS LowBoy RoomSafe



                                      PROJECTED VOLUME OF PURCHASES
              TIME PERIOD                  DURING TIME PERIOD
                  1998                            6,000
                  1999                           25,000
                  2000                           40,000


                                    EXHIBIT 5
                        MARKETING AND PROMOTIONAL SUPORT
                                  (SECTION 4.6)



The following marketing and promotional support shall be provided during the term of this Agreement:

MARKETING MATERIALS:

         Participating Property:    Shall provide  in-room tent cards and menus
                                    approved by RSI and INNCO


ADVERTISING PROGRAM:

         Anticipating joint advertising program with On Command Video. Details and profit sharing among INNCO, RSI, the Participating Properties and On Command Corporation to be defined at a later time.


OTHER PROMOTIONAL ACTIVITIES:

         To be determined.


                                    EXHIBIT 6
                            INTENTIONALLY LEFT BLANK


                                    EXHIBIT 7
                       PROGRAM ADMINISTRATION COMPENSATION
                                  (SECTION 4.8)


                  RSI shall make the following payments to INNCO as compensation for program administration:

1. REVENUE SHARING AND OTHER FINANCING. RSI shall provide the Products to Participating Properties on several bases, which shall include but not be limited to the following:

              (1)          traditional sale;
              (2)          conventional operating lease;
              (3)          and revenue sharing plan.

The revenue sharing plan will be a no minimum plan wherein RSI will provide the Product at no cost to the Participating Properties and share in the revenue with the Participating Property as set forth in Exhibit 9. Each Participating Property will be required to pay an initial $5,000 deposit, which will apply to the initial revenue sharing payment.

2. OUTLINE OF RSI REVENUE SHARING PLAN. Gross sales is the total sales generated from sales of merchandise from the Products, usage from the RoomSafe and any other fee services supporting the Products. Net sales are the gross sales minus sales tax. RSI shall establish the threshold (the "THRESHOLD") amount that shall be used to determine how the net revenue shall be shared between RSI and any of the Participating Properties. The Threshold amount is a variable that is calculated by multiplying the equipment price by a factor of .0007. Daily sales revenue shall be determined by dividing net sales by the number of days in the month, by the total number of rooms installed in each property.

Revenue to RSI will be 90% up to the Threshold amount and 15% of everything over the Threshold amount. Revenue to any of the Participating Properties will be 10% up to the Threshold amount and 85% over the Threshold amount.

3. COMMISSIONS. In consideration for this Agreement, RSI agrees to pay the following fees and commissions as set forth below:

Management fee compensation to INNCO will be a one-time payment of $5.00 per installed unit upon completion of installation, and then during the term of this Agreement, 1/3 of each 15% payment received by RSI over the Threshold amount. Commission will be paid 90 days after installation, provided there have been no cancellations by the Participating Properties.


                                    EXHIBIT 8
                            INTENTIONALLY LEFT BLANK


                                    EXHIBIT 9
                      HOTEL REVENUE SHARING LEASE AGREEMENT
                                  (SECTION 5.3)


For each of the Participating Properties that elects placement of the Products pursuant to a revenue sharing arrangement, the terms and conditions of the "Hotel Revenue Sharing Lease Agreement" which compromise this Exhibit to the Agreement shall govern.

Each of the Participating Properties shall execute the "Hotel Revenue Sharing Lease Agreement" in the form attached hereto, and shall execute and complete all documents referenced therein.

                                    EXHIBIT 9


                      HOTEL REVENUE SHARING LEASE AGREEMENT


         THIS HOTEL REVENUE SHARING LEASE AGREEMENT (this "AGREEMENT" or "HOTEL REVENUE SHARING LEASE AGREEMENT") is dated *3 and entered into by and between ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION, ("ROOMSYSTEMS") a Nevada corporation, having its principal office and place of business at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada, 89109 and *1 ("HOTEL"), a *9 corporation, having its office and place of business at *2.

        IN CONSIDERATION of the mutual agreements set forth hereinafter, the parties agree as follows:

         1. LEASED EQUIPMENT. This Agreement and each Equipment Schedule (as defined below) entered into under this Agreement shall describe the equipment leased under this Agreement and shall be subject to all terms and conditions of this Agreement as such Agreement may from time-to-time be amended. Each Equipment Schedule to be entered into between RoomSystems and Hotel pursuant to this Agreement shall be in the form annexed hereto as Attachment I (the "EQUIPMENT SCHEDULE"). Each Equipment Schedule shall be enforceable according to the terms and conditions contained therein and such terms and conditions are incorporated into this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in each Equipment Schedule. In the event of a conflict between the terms of this Agreement and any Equipment, the terms of the Equipment Schedule shall prevail with respect to that Equipment Schedule.

         RoomSystems agrees to place with Hotel, and Hotel agrees to accept and lease from RoomSystems, in accordance with the terms and conditions herein, the equipment and features together with all replacements, parts, repairs, additions, attachments and accessories related thereto (collectively called the "EQUIPMENT" and individually called a "PLACED ITEM") described in each executed Equipment Schedule. Hotel shall have no right, title or interest in the Equipment, except as expressly set forth in this Agreement. RoomSystems and Hotel shall have no obligation hereunder until the execution and delivery of an Equipment Schedule by RoomSystems and Hotel.

         2. TERM PAYMENTS AND TERMINATION. The term (the "TERM") of this Agreement shall commence on the date set forth above and shall continue thereafter so long as any Equipment Schedule entered into pursuant to this Agreement remains in effect.

         The lease term and lease payment for the Equipment shall be as stated herein and in the respective Equipment Schedule(s). At the end of such lease term provided no Event of Default has occurred and is continuing, Hotel shall have the option exercisable on no less than 135 days prior written notice to RoomSystems to (A) purchase the Equipment for its then Fair Market Value (as hereinafter defined), or (B) renew the Equipment Schedule under mutually acceptable terms, or (C) permit the Equipment Schedule to terminate according to its terms. Upon payment in full of the amount required to exercise Hotel's option to purchase the Equipment, RoomSystems shall transfer its right, title and interest in the Equipment to Hotel "AS-IS WHERE IS," without any express or implied representations or warranties whatsoever concerning the condition of the Equipment. If, upon the termination of the applicable Equipment Schedule as to any Placed Item, Hotel fails or refuses to return and deliver possession of such Placed Item to RoomSystems pursuant to Section 15 hereof within ten (10) business days after the expiration of the term of the Equipment Schedule, in addition to all other rights and remedies available to RoomSystems, Hotel shall be liable to RoomSystems for the Fair Market Value of such Placed Items until returned to RoomSystems as well as all other damages incurred by RoomSystems.

         All Payments (hereinafter defined) shall, unless otherwise directed by RoomSystems in writing, be made to RoomSystems on the Payment Date (hereinafter defined) by electronic transfer of funds, and Hotel shall execute all authorizations necessary for such electronic transfers. If the Payment Date is not a business day, Payments for such period shall be due on the next business day. Any Payment not made by the related Payment Date shall be subject to a late payment fee of ten percent (10%) of the outstanding Payment amount.

         3. ACCEPTANCE, WARRANTIES AND LIMITATION OF LIABILITY. Hotel shall execute and deliver to RoomSystems a certificate of acceptance (the "CERTIFICATE") in the form of Exhibit A to the Equipment Schedule with respect to each Placed Item installed at the Hotel, acknowledging its acceptance of each such Placed Item. Hotel represents and agrees that, as of the date each Placed
Item is accepted pursuant to a Certificate ("ACCEPTANCE DATE"), such Certificate shall be conclusive evidence that each Placed Item is of a size, design, capacity and manufacture selected by Hotel and that Hotel has inspected such Placed Item, found it to be in good order, and unconditionally accepts such Placed Item(s), subject to any right or remedy Hotel may have against the manufacturer or supplier thereof. Notwithstanding any relationship between RoomSystems and any manufacturer, supplier or Servicer of the Equipment, RoomSystems shall have no liability to Hotel for any claim, loss or damage caused or alleged to be caused directly, indirectly, incidentally or consequentially by the Equipment, by any inadequacy or deficiency thereof or, defect therein, by any incident whatsoever in connection therewith, or in any way related to or arising out of this Agreement whether arising

                                    EXHIBIT 9

in contract, strict liability, negligence or otherwise. Hotel shall not assert any claims, counterclaims, or defenses against RoomSystems for consequential, special or indirect damages, or for loss of use or loss of profits. RoomSystems makes no express or implied warranties of any kind, including those of merchantability, durability, or fitness for a particular purpose or use with respect to the Equipment and expressly disclaims the same. Hotel understands and agrees that: (A) RoomSystems, Inc. is the supplier of the Equipment; (B) Article 2A of the UNIFORM COMMERCIAL CODE (or any state law equivalent) entitles Hotel to enforce against the supplier or manufacturer of the Equipment warranties made about the Equipment to RoomSystems, and (C) That Hotel may communicate with the supplier or manufacturer and receive a copy of the promises, warranties, or disclaimers made. Hotel will be entitled to the benefit of any applicable manufacturer's warranties, and to the extent assignable, such warranties are hereby assigned by RoomSystems for the benefit of Hotel, and Hotel shall take all reasonable action to enforce such warranties where available to Hotel.

         4. ASSIGNMENT, OBLIGATION TO MAKE PAYMENTS UNCONDITIONAL. RoomSystems may assign or sell all or a portion of its right, title and interest in and to the Equipment, any Placed Item, this Agreement, and/or any Equipment Schedule, and/or grant a security interest in the Equipment, any Placed Item, this Agreement, and/or any Equipment Schedule, to any other party (any such party is referred to herein as "ASSIGNEE"); provided, however, any such assignment or sale shall not relieve RoomSystems of any of its obligations hereunder. Hotel hereby: (A) Consents to such sales, assignments and/or grants; (B) Agrees to execute promptly and deliver such further acknowledgments, agreements and other instruments as may be reasonably requested by RoomSystems or any Assignee to effect such assignments and/or grants; and (C) Agrees to comply fully with the terms of any such assignments and/or grants, provided Assignee does not change, amend or alter any right or expand any duty or obligation of Hotel without Hotel's prior written consent. In the event of an assignment, Assignee shall have all rights and benefits of RoomSystems under this Agreement, but Assignee shall not be obligated to perform the obligations of RoomSystems hereunder unless Assignee expressly agrees to do so in writing. Hotel agrees that its obligation to pay all Payments, except Disputed Revenue (defined hereinunder), from sales from the Equipment, and other sums payable hereunder as well as the rights of RoomSystems and Assignee in and to such Payments, are absolute and unconditional and are not subject to any abatement, reduction, set off, defense, counterclaim or recoupment due or alleged to be due, to or by reason of, any past, present or future claims which Hotel may have against RoomSystems, Assignee, any manufacturer, supplier, seller or Servicer, defined hereinafter, of the Equipment, or against any person for any reason whatsoever. Hotel shall have no right to assign this Agreement, any Equipment Schedule, or the Maintenance Agreement, or to sublease the Equipment without the express prior written consent of RoomSystems, which consent shall not be unreasonably withheld.

         5. INSTALLATION, MAINTENANCE AND REPAIR. Hotel, at its expense, shall be responsible for the delivery, installation, de-installation, redelivery, maintenance and repair of the Equipment, all of which shall be effected by the Servicer (defined in this paragraph), the manufacturer or its authorized representative, or such other party acceptable to RoomSystems. Hotel agrees, at all times during the Term of this Agreement, at its sole expense, to keep the Equipment in good repair, condition and working order, and to furnish all parts, mechanisms or devices which may be required in the course of so doing. Hotel will at all times during the Term of this Agreement, maintain in force a Hotel Installation, Maintenance and License Agreement (the "MAINTENANCE AGREEMENT"), covering the Equipment with the manufacturer or supplier of the Equipment, or such other party as may be acceptable to RoomSystems (such party the "SERVICER"). RoomSystems or Assignee will have the right, but not the obligation, to inspect the Equipment during reasonable business hours. Hotel shall provide Servicer access to the Equipment to install at no charge to Hotel engineering changes which RoomSystems or Servicer deems necessary to keep the Equipment at current engineering levels. RoomSystems agrees that by: Hotel's performing all of its repair, maintenance, deactivation and upgrade obligations under this Agreement; Hotel's entering into RoomSystems' recommended Hotel Installation, Maintenance and License Agreement with RSi; and Hotel's permitting RSi to perform its obligations under the Maintenance Agreement, Hotel will be deemed to have performed all of Hotel's installation, repair, maintenance, de-activation, upgrade and related obligations under this Agreement. As a material inducement for RoomSystems to enter into this Agreement with Hotel on a "revenue sharing basis" Hotel shall:

                (A) Purchase and maintain an inventory level of Merchandise that Hotel reasonably believes will maximize the revenue generating capability of the Equipment;
                (B) Review the "restocking report" and inspect each Placed Item which has been used within one (1) day after a guest has checked out of the Hotel premises and prior to allowing the room to be occupied by a new guest, but not less than once every month;
                (C) Determine during each such inspection whether: (i) such Placed Item requires refilling of Merchandise to reach full capacity; (ii) such Placed Item is ready for the next guest as outlined in the operation and procedures manual provided by Servicer (the "MANUAL"); and/or (iii) any Merchandise is missing from a Placed Item

                                    EXHIBIT 9


and not reported as a sale, and shall then record missing Merchandise as a sale to any guest's folio as outlined in the Manual;

                (D) Fully stock each Placed Item with Merchandise prior to allowing the room to be occupied by a new guest;

                (E) Provide all point-of-sale and printed menus as reasonably requested by Servicer to maximize sales volumes;

                (F) Provide and maintain the necessary dedicated telephone lines and internet access, if available, at Hotel's sole expense, and to provide a MATV and/or telephone system that meets the specifications of Servicer permitting communication of data between the Equipment, the required computer to operate the Equipment (the "SYSTEM") and Servicer's (or its affiliates) central office;

                (G) Provide grounded outlets within six feet (6'), and a MATV connector or RJ-11 direct-connect socket within twelve feet (12') of the location of each Placed Item in each guest room on the Hotel premises (the "PREMISES");

                (H) Be responsible for the unloading of the Equipment upon delivery and promptly placing the Equipment into the guest rooms upon arrival;

                (I) Take all actions and pay all costs necessary to cause the System to interface with Hotel's computer system;

                (J) During the Term of this Agreement, permit the employees and/or representatives of RoomSystems or Servicer to stay as a guest in the Hotel, in a standard double occupancy room, free of charge for room and reasonable board, for a total of three (3) days per Contract Year (as hereinafter defined) when visiting the Hotel for the purpose of inspecting the Equipment. In addition to the above, during the term of this Agreement, Hotel shall permit employees and/or representatives of RoomSystems when visiting the Hotel for purposes of inspecting the Equipment, to stay as a guest of the Hotel in a standard double occupancy room for a total of five (5) days per Contract Year free of charge, subject to availability. If the Hotel is at least ninety percent (90%) occupied, then the Hotel shall provide these rooms at a rate equal to fifty percent (50%) of the corporate discount room rate upon at least one days' prior notice to Hotel; provided, however, such room and board in either case shall not include long distance phone calls, use of personal laundry, valet, in-room movies, gift shop purchases, alcoholic beverages, or any other charges other than room and reasonable board; and

                (K) Remove all vending machines from the floors that might compete with the Equipment, if such removal does not violate any existing contracts, which contracts have been provided to RoomSystems for review prior to the execution of this Agreement.

         6. REPRESENTATIONS AND WARRANTIES. Hotel represents and warrants for the benefit of RoomSystems and any Assignee (as defined hereinafter) and if requested by RoomSystems will provide an opinion of counsel and other supporting documents reasonably requested by RoomSystems to the effect that, at the time of execution of this Agreement and of each Equipment Schedule:

                (A) Hotel is a legal entity, duly organized, validly existing and in good standing under the law of the jurisdiction where the Equipment will be located and has adequate power to enter into and perform this Agreement and each Equipment Schedule and Maintenance Agreement executed hereinafter;

                (B) This Agreement and each Equipment Schedule and Maintenance Agreement executed hereinafter has been duly authorized, executed and delivered by Hotel and together constitute a valid, legal and binding agreement of Hotel, each enforceable in accordance with its terms;

                (C) The entering into and performance of this Agreement and each Equipment Schedule and Maintenance Agreement executed hereinafter will not violate any provision of Hotel's articles of incorporation or bylaws, and to the best of Hotel's knowledge, will not violate any judgment, order, or result in any breach of, or constitute a default under, or result in the creation of any lien, charge, security interest or other encumbrance upon any assets of Hotel or on the Equipment of this Agreement pursuant to any instrument to which Hotel is a party or by which it or its assets may be bound pursuant to any law or regulation applicable to Hotel;

                (D) To the best of Hotel's knowledge there are no actions, suits or proceedings pending or, threatened, before any court, administrative agency, arbitrator or government body which will, if determined adversely to Hotel, materially adversely affect its ability to perform its obligations under this Agreement, any Equipment Schedule or the Maintenance Agreement, executed hereinafter or any related agreement to which Hotel is a party;

                (E) To the best of Hotel's knowledge, Hotel is not in any material default under any loan or lease agreement; and

                (F) That all financial information and other information furnished to RoomSystems or any other party in connection with this Agreement was, at the time of delivery, true and correct in all respects; and that there has been no

                                    EXHIBIT 9


material adverse change with respect to such financial information from the date of delivery by the Hotel to the date of this Agreement.

         7.     RISK OF LOSS AND DAMAGE.

                (A) Hotel agrees to bear the entire risk of loss with respect to any damage, destruction, loss, or theft of the Equipment and any Placed Item, whether insured or not, whether such loss is partial or complete and from any cause at all, whether or not through any default or neglect of Hotel (except if such damage, destruction, loss or theft arises from the negligence, act, or omission of RoomSystems' employees or agents including Servicer) which shall occur after the Acceptance Date but prior to the earlier of the date such Placed Item of RoomSystems is removed from the Hotel by RoomSystems or thirty (30) days after such Placed Item is returned pursuant to Section 15 hereof. Except as provided in this Section 7, no such event shall relieve Hotel of its obligation to make Payments hereunder.

                (B) If any Placed Item is damaged and capable of repair, Hotel must promptly notify RoomSystems, and within sixty (60) days of such damage shall, at Hotel's expense, cause such repairs to be made as are necessary to return such Placed Item to its condition prior to such damage.

                (C) In the event any Placed Item is destroyed, damaged beyond repair, lost or stolen, (an "EVENT OF LOSS"), Hotel must promptly notify RoomSystems and Assignee and pay to RoomSystems or Assignee, as the case may be, no later than sixty (60) days following the Event of Loss, an amount equal to the "Liquidated Damage Value" (as defined in the relevant Equipment Schedule) and all Payments accrued on any such Placed Item prior to the date the hotel makes such payment. Upon payment of such amounts in full, Hotel's obligation to pay any further Payments will cease with respect to such Placed Item(s) (but not with respect to any of the remaining Equipment) and Hotel will be entitled to receive any insurance proceeds or other recovery received by RoomSystems or Assignee in connection with such Event of Loss.

         8. INSURANCE. Hotel, at its sole expense, shall insure the Equipment against all risks and in such amounts as RoomSystems reasonably requests, but not less than the greater of Face Market Value or Liquidated Damaged Value, as defined in the relevant Schedules attached to this Agreement, of all Placed Items set forth in the Equipment Schedule(s) attached hereto, with carriers reasonably acceptable to RoomSystems. Such insurance policies shall insure against, among other exposures, bodily and personal injury, property damage liabilities, and other risks customarily insured against by Hotel on equipment owned by Hotel. All such insurance policies must name RoomSystems, Hotel and Assignee as additional insureds and loss payees, and must provide that such policies may not be canceled or altered without at least thirty (30) days prior written notice to RoomSystems and Assignee. If Hotel does not provide RoomSystems or its Assignee a certificate of insurance reasonably acceptable to RoomSystems or its Assignees or a certified copy of the insurance policy, RoomSystems has the right, but not the obligation, to obtain insurance covering the Equipment from an insurer of RoomSystems' choice. RoomSystems may add the costs of acquiring and maintaining such insurance and all fees for RoomSystems' services in place and maintaining such insurance (collectively, "INSURANCE CHARGE") to the Payments due from Hotel under this Agreement. Hotel will pay the Insurance Charge in equal installments allocated to the remaining Payments (plus interest on such allocation at 1.5% per month or, if less, the maximum rate allowed by law). If RoomSystems purchases insurance as permitted above, Hotel will cooperate with RoomSystems' insurance agent with respect to the placement of insurance and the processing of claims. Nothing in this Agreement will create an insurance relationship of any type between RoomSystems or its Assignee and any other person. Hotel acknowledges that RoomSystems and its Assignee are not required to secure or maintain any insurance, and RoomSystems and its Assignee will not be liable to Hotel if RoomSystems or its Assignee terminate any insurance coverage that RoomSystems or its Assignee arrange. If RoomSystems or its Assignee replace or renew any insurance coverage, RoomSystems or its Assignee are not obligated to provide replacement or renewal coverage under the same terms, cost, limits or conditions of the previous coverage.

         9.     INDEMNITY.

                (A) Hotel agrees to indemnify, hold harmless and defend, RoomSystems and Assignee and any of their officers, directors or employees and their successors and assigns (all such parties the "INDEMNIFIED PARTIES") from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, whether based on a theory of contract, negligence, strict liability or otherwise, including reasonable attorneys' fees related thereto, arising out of, connected with, or resulting from, this Agreement, any Equipment Schedule executed hereunder or the Equipment, including without limitation, the manufacture, selection, purchase, delivery, possession, condition, use, lease, operation or return thereof, or any defects in the Equipment, except to the extent a claim has arisen from such Indemnified Party's, or Servicer's when acting as RoomSystems' agent, own negligence, act or omission. Hotel's obligations hereunder will survive the expiration of this Agreement with respect to acts or events occurring or alleged to have occurred prior to the return of the Equipment to RoomSystems at the end of the Term.

                                    EXHIBIT 9


                (B) RoomSystems agrees to indemnify, hold harmless and defend Hotel, the company managing the Hotel, and any of their officers, directors, partners, employees and agents, and each of their successors and assigns (all such parties the "HOTEL INDEMNIFIED PARITIES") from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, including court costs and reasonable attorneys' fees related thereto, arising out of, connected with, or resulting from, any injury to persons (including death) or damage to property (including the Equipment) directly or indirectly due to the negligence, act or omission of RoomSystems, its employees or agents, except to the extent a claim has arisen from such Hotel Indemnified Parties' own negligence. RoomSystems' obligations hereunder will survive the expiration of this Agreement with respect to acts or events occurring or alleged to have occurred prior to the removal of the Equipment by RoomSystems or its agent at the end of the Term.

         10. LIENS AND TAXES. RoomSystems owns and holds title to the Equipment. Hotel will, at its sole expense, keep the Equipment free and clear of all levies, liens and encumbrances. Hotel will declare and pay to the appropriate governmental authorities when due all license fees, registration fees, assessments, charges and taxes, whether municipal, state or federal (foreign and domestic), including but not limited to, sales and excise taxes, and penalties and interest with respect thereto, excluding, however, any use or property taxes or any taxes measured solely by RoomSystems' net income. Hotel shall provide evidence of any payment hereunder upon request of RoomSystems. Hotel's obligations hereunder will survive the expiration of this Agreement with respect to liens or taxes accruing or attaching or alleged to have occurred or attached prior to the return of the Equipment to RoomSystems at the end of the term of the applicable Equipment Schedule(s).

         11. HOTEL'S FAILURE TO PERFORM. After the occurrence of an Event of Default (as described hereinafter), RoomSystems has the right, but not the obligation, and without releasing Hotel from any obligation hereunder, to make or do the same, to pay, purchase, contest or compromise any encumbrance, charge or lien which, in the reasonable judgment of RoomSystems, appears to affect the Equipment or this Agreement and, in exercising any such rights, incur any liability and expend whatever amount in RoomSystems' reasonable discretion RoomSystems may deem necessary therefor. All sums so incurred or expended by RoomSystems shall be, without demand, immediately due and payable by Hotel, shall be considered Payments hereunder, and will bear interest at the lessor of 1.50% per month or the highest interest rate legally permissible.

         12. EQUIPMENT IS PERSONAL PROPERTY; LOCATION OF EQUIPMENT. Hotel covenants and agrees that the Equipment is, and will at all times be and remain, personal property of RoomSystems or Assignee. If requested by RoomSystems, Hotel will obtain, prior to delivery of any Placed Item, a certificate in a form satisfactory to RoomSystems from all parties with an interest in the Premises wherein the Equipment may be located, waiving any claim with respect to the Equipment and other items reasonably requested by RoomSystems or Assignee. Hotel will neither move any Placed Item nor permit any Placed Item to be moved from the address set forth in the applicable Equipment Schedule without RoomSystems' advance written consent.

         13. DESIGNATION OF EQUIPMENT OWNERSHIP. If at any time during the term hereof, Hotel is supplied with labels, plates or other markings stating that the Equipment is owned by RoomSystems or is subject to any interest of Assignee, Hotel agrees to affix and keep the same displayed on the Equipment, provided however, that such placement shall not be obtrusive to users of the Equipment while installed at the Hotel. Hotel agrees that this Agreement is a true finance lease. However, as a precaution in the event (and only to the extent) the transactions underlying this Agreement are deemed to be a lease intended for security, Hotel hereby grants RoomSystems and Assignees a first priority purchase money security interest in the Equipment. Hotel agrees to execute and file Uniform Commercial Code financing statements and any and all other instruments necessary to perfect (in RoomSystems' reasonable opinion) RoomSystems' or Assignee's interest in this Agreement, any Equipment Schedule(s), the Equipment or the payments due hereunder. RoomSystems may file a copy of this Agreement and appropriate Equipment Schedule(s) as a financing statement.

         14. USE. Hotel shall use the Equipment in a careful and proper manner in conformance with manufacturer's specifications and shall comply with, and conform to, all federal, state, municipal and other laws, ordinances and regulations in any way relating to the possession, use or maintenance of the Equipment.

         15. SURRENDER OF EQUIPMENT. Upon the expiration or earlier termination of each Equipment Schedule with respect to any Placed Item, Hotel shall: (A) make all Payments due to RoomSystems through and including such termination or expiration date; and (B) unless Hotel has paid RoomSystems in cash the Fair Market Value of the Equipment, return the same to RoomSystems in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted. Such return shall be effected promptly by transporting the Equipment to RoomSystems or such other party designated by RoomSystems. Upon return, all components of the Equipment shall be clean, and shall include all instruction manuals and operating software. All costs of replacing missing components

                                    EXHIBIT 9


and repairing non-working components shall be borne by Hotel. At Hotel's option, RoomSystems shall clean the returned equipment (or cause it to be cleaned), the reasonable costs of which shall be paid by Hotel.

         The deinstallation of the Equipment shall be done in a manner resulting in no harm or damage to the Equipment. RoomSystems shall have the sole right to make all the arrangements for (A) the transportation of each Placed Item to and the deinstallation of each Placed Item at the equipment location stated in the applicable Equipment Schedule, and (B) the discontinuance, disassembly, packing and transportation of each Placed Item from the equipment location to a location of RoomSystems' choice within the United States upon the termination of the applicable Equipment Schedule (by expiration or otherwise) as to such Placed Item. Hotel shall pay all costs of deinstallation, disassembly, packing and transportation of the Equipment.

         16. DEFAULT. The occurrence of any of the following events shall constitute an event of default ("EVENT OF DEFAULT"): (A) The failure of RoomSystems to receive any Payment on the date on which it is due which failure is not cured within five (5) business days after notice thereof from RoomSystems or Assignee; (B) The failure by Hotel to perform or observe any other term, covenant or condition of this Agreement or any Equipment Schedule or any Maintenance Agreement, which is not cured within thirty (30) days after notice thereof from RoomSystems or Assignee; (C) Any affirmative act of insolvency by Hotel, or the filing by Hotel of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation dissolution or moratorium law, or any other law or laws for the relief of, or relating to debtors; (D) The filing of any involuntary petition against Hotel under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law for the relief of or relating to debtors which is not dismissed within sixty
(60) days thereafter, or the appointment of any receiver, liquidator or trustee to take possession of any substantial portion of the properties of Hotel, unless the appointment is set aside or ceases to be in effect within sixty (60) days from the date of said filing or appointment; (E) The subjection of a substantial part of Hotel's property or any Placed Item to any levy, seizure, assignment or sale for or by any creditor or governmental agency; (F) Any representation or warranty made by Hotel in this Agreement or in any Equipment Schedule or in any document furnished by Hotel to RoomSystems or Assignee in connection with this Agreement or any Equipment Schedule or with respect to the acquisition or use of the Equipment shall be untrue in any material respect at any time; (G) The default by Hotel under any other lease or loan agreement which materially affects Hotel's ability to perform its obligations under this Agreement; or (H) if any Placed Item is sold or has a lien or encumbrance placed upon it by someone other than RoomSystems or Assignee.

         17. REMEDIES. Upon the happening of any Event of Default, RoomSystems or Assignee may do one or more of the following:

                (A) Require Hotel, and Hotel shall, upon demand of RoomSystems, on the next Payment Date following such demand, pay RoomSystems or Assignee, as liquidated damages and not as a penalty, an amount equal to the Liquidated Damage Value multiplied by 1.2, together with any Payments then due and owing by Hotel hereunder, as well as all costs and expenses owed under this Agreement, including commissions, legal fees and disbursements and other expenses incurred by RoomSystems as a result of the Event of Default and the exercise of RoomSystems' remedies with respect thereto (all such amounts collectively the "DEFAULT VALUE"), plus interest from such next Payment Date until paid, on the Default Value at ten percent (10%) (or such lesser amount allowed by law); and upon such default and such payment, Hotel shall own the Equipment;

                (B) RoomSystems (or its representative) may, without notice to or demand upon Hotel, take possession of the Equipment and lease and/or sell the same, or any portion thereof, in such manner or amount, and to such entity as RoomSystems, in RoomSystems' discretion shall elect. If RoomSystems elects to sell or lease the Equipment, RoomSystems may do so at a public or private sale or lease and upon notice to Hotel, which notice will be deemed to be commercially reasonable if the time and place of any public sale, lease or other intended disposition or the time after which any private sale, lease or other intended disposition is to be made shall be sent by first class, certified or registered mail to Hotel no later than ten (10) days prior to such proposed sale, lease or other disposition. The proceeds of such sale or lease will be applied by RoomSystems (i) first, to pay RoomSystems an amount equal to the Default Value; and (ii) second, to reimburse Hotel for the Default Value to the extent previously paid by Hotel. Any surplus remaining thereafter will be retained by RoomSystems. Hotel shall remain responsible for any outstanding balance of the Default Value after application of any proceeds received from such sale or lease of the Equipment;

                (C) Take possession of the Equipment and hold and keep idle the same or any portion thereof;

                (D) Disable the Equipment;

                (E) Cancel or terminate this Agreement or any and all other agreements between Hotel and RoomSystems (or its affiliates).

                The exercise of any of the foregoing remedies by RoomSystems will not constitute a termination of this Agreement or any Equipment Schedule unless RoomSystems so notifies Hotel in writing. No remedy referred to in

                                    EXHIBIT 9


this Section 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided herein available to RoomSystems at law or in equity.

         18.    MISCELLANEOUS.

                (A) EFFECT OF WAIVER. No delay or omission to exercise any right or remedy accruing to RoomSystems or any Assignee upon any breach or default of Hotel will impair any such right or remedy or be construed to be a waiver of any such breach or default; nor will a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval on the part of RoomSystems or any Assignee of any breach or default under this Agreement, any Equipment Schedule or of any provision or condition hereof or thereof, must be in writing specifically set forth.

                (B) NOTICES. Any notice required or permitted to be given by the provisions hereof must be in writing and will be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at the address indicated below (or at such other address as such party specifies to the other party in writing) or, if sent by registered or certified U.S. mail, on the fifth business day after the day on which mailed, addressed to such party at such address:

   If to RoomSystems:    RoomSystems International Funding Corporation,
                         3770 Howard Hughes Parkway, Suite 175, Las Vegas, NV
                         89109; Facsimile 702-792-2403
   If to Hotel:          As set forth in the applicable Equipment Schedule

                (C) ATTORNEYS' FEES AND COSTS. In the event of any action at law or suit in equity in relation to this Agreement, or any Equipment Schedule, the prevailing party will be entitled to recover from the non-prevailing party attorneys' fees and costs.

                (D) APPLICABLE LAW, JURISDICTION AND VENUE. This Agreement and Equipment Schedule(s) shall be governed by, and construed in accordance with, the laws of the state of Nevada, without regard to principles of conflicts of law. RoomSystems and Hotel hereby consent to jurisdiction and venue in any state or federal court in the state of Nevada and hereby waive any objections that jurisdiction or venue in any such court is not proper.

                (E) SECURITY INTEREST. No security interest in this Agreement or any Equipment Schedule may be granted by Hotel without RoomSystems' consent.

                (F) FINANCIAL STATEMENTS. Hotel agrees to furnish promptly, or cause to be furnished, to RoomSystems and Assignee within one hundred twenty
(120) days of the end of each fiscal year, financial statements of Hotel prepared in accordance with generally accepted accounting principles, together with such other financial and related information respecting the Hotel or the Equipment as RoomSystems or Assignee may from time to time reasonably request.

                (G) ENTIRE AGREEMENT. RoomSystems and Hotel acknowledge that there are no agreements or understandings, written or oral, between RoomSystems and Hotel with respect to the Equipment, other than as set forth herein and in each Equipment Schedule and that this Agreement and each Equipment Schedule contain the entire agreement between RoomSystems and Hotel with respect thereto. Neither this Agreement, nor any Equipment Schedule may be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification or discharge is sought.

                (H) SEVERABILITY. Any provision of this Agreement or any Equipment Schedule prohibited by, or unlawful or unenforceable under, any applicable law in any jurisdiction shall be ineffective as to such jurisdiction without invalidating the remaining provisions of this Agreement; provided, however, that to the extent that the provisions of any such applicable law can be waived, they are hereby waived by Hotel and RoomSystems.

                (I) NON-SPECIFIED FEATURES. If the Equipment delivered pursuant to any Equipment Schedule contains any features not specified therein, Hotel grants RoomSystems, at RoomSystems' option and RoomSystems' expense, the right to remove or deactivate any such features. Such removal or deactivation shall be performed by the RoomSystems or another party reasonably acceptable to RoomSystems, at a time convenient to Hotel, provided that Hotel shall not unreasonably delay the removal or deactivation of such features.

                (J) QUIET ENJOYMENT. Provided that no Event of Default has occurred or is continuing hereunder RoomSystems, Assignee or their agents or assigns shall not interfere with Hotel's right of quiet enjoyment and use of the Equipment.
                (K) ALTERATIONS. Hotel shall be permitted with RoomSystems' prior written consent and at Hotel's own expense to make alterations or improvements to the Equipment which are readily removable without causing material damage to the Equipment and do not adversely affect any manufacturer's warranties with respect to such Equipment. In the event such alterations are not removed at the end of the Term, such alterations shall become the property of RoomSystems.
                (L) HEADINGS. Section headings are for convenience only and shall not be construed as part of this Agreement.

                                    EXHIBIT 9


                (M) SUCCESSORS. This Agreement shall inure to and bind the permitted successors and assigns of the respective parties.

                (N) USAGE. In this Agreement the singular includes the plural and the plural the singular. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications and supplements thereto, but only to the extent such amendments and other modifications and supplements are not prohibited by the terms of this Agreements. References to any entities include their respective permitted successors and assigns.

                (O) FINANCE LEASE STATUS. Hotel and RoomSystems agree that this Agreement is intended to be a "financial lease" as defined in Article 2A of the UNIFORM COMMERCIAL CODE (or any equivalent state law). HOTEL WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY ARTICLE 2A.

                (P) COUNTERPARTS. This Agreement may be signed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         19. ADDITIONAL DEFINITIONS. The following terms shall have the meanings set forth below:

                (A) "CONTRACT YEAR" means each successive twelve-(12) calendar month period following the Payment Commencement Date.

                (B) "DISPUTED REVENUE" shall mean denial by a Hotel guest that a sale of Merchandise occurred, which is agreed to by the Hotel. Hotel shall document each such Disputed Revenue occurrence and, upon request, provide such documentation to RoomSystems and/or Assignee.

                (C) "FAIR MARKET VALUE" shall mean the in-place value of the Equipment to the user which would be obtained in an arms-length transaction between an informed and willing buyer-user under no compulsion to buy and an informed and willing seller under no compulsion to sell, where the costs of installation, removal and advertising from the places the Equipment is or will be located pursuant to this Equipment Schedule during the Term shall not be a deduction from such value. In no event will the Fair Market Value of the Equipment be less than the Liquidated Damage Value.

                (D) "INTERIM PAYMENT" means all Lease Payments (as defined in the Equipment Schedule) from and including the date any Equipment is activated and operational to but excluding the Payment Commencement Date.

                (E) "LEASE PAYMENT" has the meaning accorded to such term in the Equipment Schedule.

                (F) "MERCHANDISE" means all goods sold and services provided in connection with the Equipment.

                (G) "PAYMENTS" means the Interim Payment, the Lease Payments, as applicable, and all other amounts owed to RoomSystems under this Agreement.

                (H) "PAYMENT COMMENCEMENT DATE" means the first day of the calendar month immediately following the Acceptance Date.

                (I) "PAYMENT DATE" means the first day of each calendar month following the Payment Commencement Date.

                (J) "REVENUE" means all sums received by Hotel or RoomSystems (excluding sales tax actually collected), arising from or in connection with the sale of Merchandise or usage of the Equipment.

                (K) "SALES REPORTS" means the reports of sales activity of the Equipment generated by the System's computerized sales tracking functions and transmitted to Servicer as RoomSystems' agent, by modem from Hotel.

                (L) "SOFTWARE" means the computer software and the related firmware used for the operation of the System provided by Servicer in connection with the Equipment.

                (M) "SYSTEM" means the Equipment and all related Software.


         BY SIGNING THIS AGREEMENT: (I) HOTEL ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS ALL TERMS AND CONDITIONS IN THIS AGREEMENT AND ALL ATTACHMENTS AND EXHIBITS TO THIS AGREEMENT, (II) HOTEL HAS AN UNCONDITIONAL OBLIGATION TO MAKE ALL PAYMENTS DUE UNDER THIS AGREEMENT, AND THAT HOTEL CANNOT WITHHOLD, SET-OFF OR REDUCE SUCH PAYMENTS FOR ANY REASON, AND (III) HOTEL IS LEASING THE EQUIPMENT SOLELY FOR BUSINESS PURPOSES.

         IN WITNESS WHEREOF, RoomSystems and Hotel have caused this Agreement to be duly executed as of the date first above written.

                                    EXHIBIT 9


ROOMSYSTEMS:                                                    HOTEL:

ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION                   *1
a Nevada corporation                                            a *9 corporation



By:                                      By:
     ------------------------                ------------------------
     Steven L. Sunyich
Its: Chief Executive Officer             Its:
                                             ------------------------

                            EQUIPMENT SCHEDULE NO. I

                                  ATTACHMENT I

                                       to

  HOTEL REVENUE SHARING LEASE AGREEMENT (The "HOTEL AGREEMENT") dated as of *3 between ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION and
                                       *1.


ROOMSYSTEMS:                                        HOTEL:

RoomSystems International Funding Corporation       *1
3770 Howard Hughes Parkway, Suite 175               *2
Las Vegas, NV 89109

Attention:  General Counsel                         Attention:  General Manager

Equipment Schedule Date: *3
Initial Term:  84 months from Payment Commencement Date.
Expected Delivery Date:  120 days from receipt of documentation
Location of Equipment:  *2
Address for Notices: Same as above
Description of Equipment:

                                                                                                   MANUFACTURER'S
QUANTITY            MANUFACTURER   MODEL/FEATURE                     DESCRIPTION                     LIST PRICE
*4              RoomSystems, Inc.      *5                  *6 Selection Refreshment Center                        $*7
*4              RoomSystems, Inc.      *5                  *6 RoomSafe                                            $*7
1               RoomSystems, Inc.      586-133             RoomManagement Computer System and
                                                           Software Package                                $10,000.00
                                                                                                       ---------------
                                                           TOTAL MANUFACTURER'S PRICE                             $*7

         1. LEASE PAYMENT: REVENUE SHARING. Hotel shall pay RoomSystems (or its Assignees) as a monthly lease payment a portion of the Revenue (as defined in section 19 (J) of the Hotel Agreement) determined in accordance with the revenue sharing formula contained herein and all other amounts due hereunder or pursuant to the Hotel Agreement (each such payment a "LEASE PAYMENT"). Revenue collected from sales from the Equipment will be shared between RoomSystems and Hotel as follows: (i) the first $0.*8 of Revenue collected (the "THRESHOLD AMOUNT") each day, shall be divided 90% to RoomSystems and 10% to Hotel; and (ii) all Revenue in excess of the Threshold Amount collected each day, shall be divided 15% to RoomSystems and 85% to Hotel. Revenue sharing shall be determined by RoomSystems pursuant to those certain Sales Reports provided by RoomSystems or Servicer for each month during the term of this Equipment Schedule on an annualized basis adjusted quarterly. RoomSystems shall or shall cause Servicer to provide a copy of the Sales Reports to Hotel monthly.

                                    EXHIBIT 9


         2. HOTEL'S PURCHASE OPTION. Provided no Event of Default has occurred and is continuing, Hotel shall have the option, exercisable no later than ninety
(90) days after the Acceptance Date, and upon not less than fifteen (15) days prior written notice to RoomSystems, to purchase all (but not less than all) of the Equipment from RoomSystems for a price equal to the Fair Market Value (as defined in section 19 (B) of the Hotel Agreement) of such Equipment or the Liquidated Damage Value, as defined in Attachment II to the Hotel Agreement, whichever is greater, and upon such other terms mutually acceptable to RoomSystems and Hotel.

         3. ROOMSYSTEMS' TERMINATION OPTION. At any time during the term of this Agreement, RoomSystems shall have the option, exercisable upon three months written notice to Hotel, to terminate this Agreement if the following conditions occur:
                (A) If the Equipment in the Hotel does not (i) generate from sales of merchandise at least $1.00 per room per day for a period of 60 days, or
(ii) negative adjustments made by the Hotel exceed 5% of the total sales.

         4.     SPECIAL TERMS.

                (A) RESTOCKING. Hotel agrees to restock each Placed Item daily and to ensure that all Placed Items are kept above the minimum restock level required by Servicer. In the event any Placed Item falls below the minimum restock level and it is not restocked within twenty-four (24) hours to bring the Placed Item(s) above the minimum restock level, such Placed Item(s) will be considered a down room for the guest(s) and the Hotel shall pay RoomSystems a down room fee ("DOWN ROOM FEE") of $0.*8 per room per day for each day the Placed Item in the room remains below the minimum restock level.

                (B) DOWN ROOM FEE. The Down Room Fee will also accrue to any Placed Item for which the Hotel fails to follow the terms and conditions of
Section 5 of the Hotel Agreement.

         5. HOTEL AGREEMENT. This Equipment Schedule No. I is executed pursuant to the Hotel Agreement. All of the terms and conditions of the Hotel Agreement are hereby incorporated herein and made a part hereof as if such terms and conditions were set forth herein. By the execution and delivery of this Equipment Schedule, the parties hereby reaffirm all of the terms and conditions of the Hotel Agreement, except to the extent, if any, modified hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Equipment Schedule No. I as of the day and year first set forth above.

ROOMSYSTEMS:                                                    HOTEL:

ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION                   *1
a Nevada corporation                                            a *9 corporation



By:                                     By:
     ------------------------                ------------------------
     Steven L. Sunyich
Its: Chief Executive Officer            Its: ------------------------

                                    EXHIBIT 9

                                    EXHIBIT A
                            CERTIFICATE OF ACCEPTANCE
                                       to
       EQUIPMENT SCHEDULE NO. I dated as of *3 (the "EQUIPMENT SCHEDULE")
                                      under
    HOTEL REVENUE SHARING LEASE AGREEMENT ("HOTEL AGREEMENT") dated as of *3 between ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION a Nevada corporation,
                      ("ROOMSYSTEMS"), and *1, ("HOTEL").


         1. ITEMS OF EQUIPMENT: Hotel hereby certifies that the items of Equipment referred to below have been delivered to the location referred to below, inspected by Hotel, found to be in good order and unconditionally accepted as Placed Items under the Equipment Schedule and the Hotel Agreement, all on the Acceptance Date referred to below.

         2.     LOCATION OF PLACED ITEMS:  *2

         3.     ACCEPTANCE DATE:

         4. REPRESENTATIONS BY HOTEL: Hotel hereby represents and warrants to RoomSystems (and all Assignees thereof) that on the Acceptance Date:

            (A) The representations and warranties of Hotel contained in the Hotel Agreement and the Equipment Schedule are true and correct in all material respects as though made on and as of the Acceptance Date.

            (B) Hotel has satisfied or complied with all requirements set forth in the Hotel Agreement and the Equipment Schedule on or prior to the Acceptance Date.

            (C) No Event of Default under the Hotel Agreement, or the Equipment Schedule, has occurred and is continuing on the Acceptance Date.

         5. DESCRIPTION OF EQUIPMENT AND MANUFACTURER'S LIST PRICE: As described in Equipment Schedule No. I.

         IN WITNESS WHEREOF, the parties hereto have executed this "Certificate of Acceptance" as of the day of ___________________, 1998.

ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION                   *1
a Nevada corporation                                            a *9 corporation



By:                                     By:
     ------------------------                ------------------------
     Steven L. Sunyich
Its: Chief Executive Officer            Its: ------------------------

                                    EXHIBIT 9


                             LIQUIDATED DAMAGE VELUE

                                  ATTACHMENT II

                                       to

          HOTEL REVENUE SHARING LEASE AGREEMENT dated as of *3 between
               ROOMSYSTEMS INTERNATIONAL FUNDING CORPORATION and
                                       *1.


The liquidated damage value ("LIQUIDATED DAMAGE VALUE") of each Placed Item shall equal the Manufacturer's List Price (as defined in the relevant Equipment Schedule) multiplied by the Liquidated Damage Value Percentage set forth below for the contract year in which the Event of Default or other event of determination occurs:


              CONTRACT                       LIQUIDATED DAMAGE
                YEAR                         VALUE PERCENTAGE
               1 - 2                              105.00%

                 3                                97.50%

                 4                                81.00%

                 5                                64.00%

                 6                                55.00%

                 7                                37.50%

                                   EXHIBIT 10
              HOTEL INSTALLATION MAINTENANCE AND LICENSE AGREEMENT


For each of the Participating Properties that elects placement of the Products pursuant to a revenue sharing arrangement, lease or sale, the terms and conditions of the "Hotel Installation Maintenance and License Agreement" which comprise this Exhibit to the Agreement shall govern.

Each of the Participating Properties shall execute a Hotel Installation Maintenance and License Agreement in the form attached hereto, and shall execute and complete all documents referenced therein.


                                   EXHIBIT 10
              HOTEL INSTALLATION, MAINTENANCE AND LICENSE AGREEMENT

                                       to

              HOTEL REVENUE SHARING LEASE AGREEMENT dated as of *3
                          Between ROOMSYSTEMS, INC. and
                                       *1.


         THIS HOTEL INSTALLATION, MAINTENANCE AND LICENSE AGREEMENT (this "MAINTENANCE AGREEMENT") is entered into as of *3, by and between ROOMSYSTEMS, INC., a Nevada corporation, whose address is 390 North 3050 East, St. George, UT 84790 hereinafter referred to as ("RSI"), and *1, a *9 corporation hereinafter referred to as ("HOTEL") whose address is *2.

         WHEREAS, Hotel has entered into a Hotel Revenue Sharing Lease Agreement dated as of *3 ("HOTEL Agreement") with RoomSystems International Funding Corporation, a Nevada corporation ("ROOMSYSTEMS") which, among other things, provides financing of certain equipment to store valuables and for the refrigeration and dispensing of beverage and snack food items within the guest room of Hotel ("EQUIPMENT" as used in this Maintenance Agreement also includes "Software") and which Equipment automatically records the sales and usage of Merchandise in the Hotel; and

         WHEREAS, the Hotel Agreement, Equipment Schedule No. I dated as of *3 between RoomSystems and Hotel and all other Equipment Schedules issued from time-to-time pursuant to the Hotel Agreement (collectively the "DOCUMENTS") require Hotel to install the Equipment and enter into a maintenance agreement; and

         WHEREAS, Hotel is satisfying its installation and maintenance obligations under the Documents by entering into this Maintenance Agreement with RSi;

         NOW, THEREFORE, in consideration of the premises and the terms, covenants, and conditions hereinafter contained, the parties hereto agree as follows:

         1.     DELIVERY AND INSTALLATION.

                (A) The Equipment (such term and all capitalized terms not otherwise defined in this Maintenance Agreement shall have the meanings ascribed to such terms in the Documents) shall be programmed by RSi, placed in the guest rooms by Hotel and installed in the Premises by RSi.

                (B) In connection with the delivery and installation of the Equipment, Hotel shall: (i) provide access to representatives of RSi to all areas of the Premises necessary or appropriate in connection with the installation of the Equipment; (ii) permit representatives of RSi to install such wires, and similar items throughout the Premises as RSi deems necessary for the installation; (iii) provide room and board on the Premises to employees or representatives of RSi during the installation period of up to seven (7) days for each one-hundred (100) Placed Items installed, such room and board (in Hotel's employee cafeteria, if available) not to include long distance phone calls, use of personal laundry, valet, in-room movies, gift shop purchases, alcoholic beverages, or any other charges other than room or board; (iv) promptly, upon delivery of the Equipment to the Premises, unload all such items and place them in a storage area. In addition, Hotel shall supply adequate staff to stock and place the Equipment in the guest rooms under the direction of RSi's employees. If Hotel desires RSi to provide the services, RSi will hire, at Hotel's expense, temporary labor, and (v) pay for an "interface" between the Equipment and Hotel's property management system located on the Premises.

                (C) If Hotel desires any Placed Item to be installed in any room in a location where there are no grounded outlets within six feet (6'), and a MATV connection or RJ-11 direct-connect socket within twelve feet (12') of the location of any Placed Item, such Placed Item shall be relocated to a location that meets the foregoing requirements, or Hotel shall remedy the problem by providing adequate cords or installating new outlets, connections or sockets as applicable, at Hotel's own expense. Such work shall be performed in accordance with the applicable industry standards.

                (D) Prior to RSi's obligation to install the System, Hotel shall provide all necessary requirements for the installation of the System, including but not limited to the following: (i) an adequate site for the Placed Items in a dust free location in an air conditioned environment; (ii) two (2) telephone extensions and a telephone set, at the sole expense of Hotel, adjacent to the modem supplied by RSi hereunder for the sole use of RSi to monitor the Equipment; (iii) if available, internet access through hotels provider of choice; (iv) adequate ventilation for each Placed Item; and (v) a fixed grounded electrical outlet to be used for each Placed Item in each room.

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                                   EXHIBIT 10


         2.     ACCEPTANCE.

                (A) The installation of the Equipment (or any stage thereof), shall be deemed to be complete when the Equipment (or any portion thereof designated to be installed in any stage) is operational. Upon completion of the installation, RSi will provide written notice of such completion ("NOTICE OF COMPLETION") to Hotel. Immediately upon receipt of the Notice of Completion, Hotel shall inspect the Equipment and, if the Equipment is in good working order, Hotel shall execute and deliver to RoomSystems the certificate of acceptance in the form of Exhibit A to the Equipment Schedule (the "CERTIFICATE"), dated as of the date of such inspection, or Hotel shall provide written notice to RSi specifying and describing in detail each item with respect to which it is claiming that the installation is not complete. If the Hotel fails to give such written notice or to execute the Certificate within five (5) days following the Notice of Completion, it will be conclusively presumed that the Equipment is in good working order and that the Equipment has been irrevocably accepted by the Hotel as if the Hotel had executed the Certificate, and the Hotel hereby agrees to be bound by the terms of the Certificate.

                (B) If Hotel fails to promptly comply with any of its obligations in sections 1 and 2 hereof, Hotel shall pay to RSi all costs and expenses incurred by RSi with respect to the delay occasioned by such failure, including, without limitation, storage, shipping costs, and per diem charges (including lodging, meals and travel) for RSi's representatives.

                (C) If RSi shall be unable to install the Equipment and make the Equipment operational after reasonable efforts to do so other than as a result of Hotel's failure to comply with its obligations under this Maintenance Agreement and the Hotel Agreement, RSi shall so notify Hotel and shall remove all of the Equipment from the Premises and this Maintenance Agreement "and all right and obligations of the parties hereunder" shall terminate. Hotel and the owner of the Premises shall provide to RSi and its agents and representatives access to the Premises and facilities of the Hotel for such purposes for a reasonable time and at any reasonable time to enable RSi to remove the Equipment from the Premises.

         3. TRAINING. RSi shall provide basic training on site at the time of installation in the operation of the Equipment for Hotel's personnel involved in operation and maintenance of the Equipment. The training will be conducted at the Premises. RSi will provide up to three (3) days of training without cost to Hotel. Hotel will provide room and at no cost to RSi personnel. If additional training is required, RSi will provide it at no charge provided it is at the time of a scheduled visit as set forth in section 4 below. If additional training is required by Hotel at a time other than during a scheduled visit, RSi will perform the training at RSi's then customary charge for such service.

         4. SERVICE. RSi and Hotel, as applicable, will each at their own expense assist in co-maintaining the Equipment as follows:

                (A) RSi will at its cost provide twenty-four (24) hour telephone service and maintenance to help maintain and keep the Equipment in normal working order during the term of this Maintenance Agreement. RSi shall provide all necessary parts to service the Equipment for the term of this Maintenance Agreement.

                (B) Hotel shall provide maintenance personnel capable of removing and replacing defective parts to the Equipment in a timely manner and provide such service and maintenance that are necessitated by normal usage. RSi may, at its option, elect to replace rather than repair any of the Equipment it is obligated to maintain hereunder.

                (C) The Hotel shall be responsible for purchasing and providing for use with the Equipment all consumable items, including printed menus, printer paper, diskettes and printer ribbons.

                (D) The Hotel shall provide at no expense to RSi on an as needed basis (generally semi-annually) room and board (as described in Section 1) for the training, service, and maintenance crew that will make follow up visits to the Premises.

                (E) RSi will monitor the operations of the Placed Items, and will make semi-annual visits to Hotel, to provide Hotel retraining, merchandising recommendations, operational recommendations and software support.

         5.     WARRANTIES, DISCLAIMER AND LIMITATION OF REMEDIES.

                (A) RSi warrants that the Equipment will be installed in a workmanlike manner and that the Equipment will be free from defects in workmanship and materials for a period of three months from the Acceptance Date.

                (B) Except as expressly provided herein, RSi expressly disclaims all other warranties with respect to the Equipment, express and implied.

                (C) This limited express warranty provided herein is for the benefit of Hotel only and is not for the benefit of any other person.

                (D) The limited express warranty provided herein is conditioned upon proper use of the Equipment and Software (as defined in section19 (K) of the Hotel Agreement). No warranty shall apply to any item of Equipment or the Software, (i) which has been modified in any respect without the express written consent of RSi, (ii) which has been installed, serviced or repaired by or on behalf of Hotel by any person other than the manufacturer, the manufacturer's authorized representative or an authorized agent of RSi, (iii) which has been removed from the Premises, (iv) which has

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                                   EXHIBIT 10


been subject to unusual physical or electrical stress, or (v) which has been damaged by reason of accident, neglect or misuse.

                (E) In the event that any item of Equipment or the Software shall be defective in workmanship of material within the term of this Maintenance Agreement, RSi shall replace the item of Equipment with a new or reconditioned component or components thereof, or make such modifications to the Software in order to return it to good working order, subject to the following terms and conditions: (i) Hotel shall give notice to RSi of the defect within the term of this Maintenance Agreement; (ii) Hotel shall ship any defective part or component to such location as RSi shall designate at Hotel's expense; (iii) RSi may, at its sole discretion, provide a comparable substitute part or component for any defective or failed part or component, which shall fully discharge RSi's obligation to repair or replace such defective items; (iv) Hotel is responsible for installing components on the Equipment and sending and receiving the parts as necessary to and from RSi.

         6.     SOFTWARE LICENSE AGREEMENT.

                (A) Subject to and on the terms and conditions hereof and for the term of this Maintenance Agreement, RSi grants to Hotel a non-transferable and non-exclusive license (the "LICENSE") to use the Software as installed by RSi on the Equipment. The Software may be used solely by Hotel for the purpose and subject to the limitations provided herein and Hotel shall not be entitled to, (i) give, deliver, provide access to or authorize the use of the Software by any person other than authorized employees of Hotel or (ii) give, sell, assign or grant any rights with respect to the Software to any person. Hotel may assign the License, subject to the prior written consent or RSi which shall not unreasonably be withheld, to a person, firm, company, partnership or corporation which shall succeed to the business of Hotel by means of merger, consolidation or acquisition of substantially all of the property and assets of Hotel.

                (B) RSi retains exclusive title to, and ownership in, the Software, as installed on the Equipment or otherwise, and all copies thereof regardless of the form or media in or on which the original or any copies may exist. All rights with respect to the Software not expressly granted to Hotel hereunder are reserved to RSi. The License does not and shall not be construed to give Hotel any right, claim, title to or ownership in, the Software, any trade secrets, patent, copyright, trade name, trademark or other proprietary right owned, applied for or subsequently acquired by RSi.

                (C) Hotel agrees that the Software will be used by Hotel solely at the Premises and solely for the operation of the Equipment. Hotel shall not modify, adapt, translate, reverse engineer, decompile or disassemble the Software or create works based on the Software without the express prior written consent of RSi. Any modification, enhancement, change in or addition to the Software whether made by RSi, Hotel or otherwise shall be and remain the sole and exclusive property of RSi.

                (D) Hotel agrees that the Software and related materials provided by RSi contain proprietary information and trade secrets of RSi. Hotel agrees that it will authorize and permit the use by its employees of the Software and the confidential information therein solely for the purpose and in accordance with the provisions hereof and will not disclose, or authorize or permit disclosure by its employees of any confidential information to any person other than authorized employees of Hotel.

                (E) The License granted herein shall be perpetual for the version at installation if either the Equipment is purchased or leased. If the Equipment is leased and not purchased at the end of the lease the License is canceled. All new versions and support will be subject to the current purchase price or fee at the time of installation and terminating on the date of termination of this Maintenance Agreement.

                (F) RSi represents and warrants that it has full legal right and authority to grant the license to use the Software granted hereunder. In the event any party makes any claim that the lease, use and/or purchase of the Equipment or Software in accordance with the terms of this Maintenance Agreement or the Hotel Agreement violates any patent, copyright, trademark, trade secret, or other intellectual property right ("INTELLECTUAL PROPERTY RIGHT") of such person, RSi will immediately (1) acquire the right for Hotel to continue to use such Software and Equipment without violating any Intellectual Property Right, or (2) modify the Software and/or Equipment in such a manner that it does not violate any Intellectual Property Right and continues to perform in at least an equivalent manner. RSi agrees to indemnify, hold harmless and defend the Hotel Indemnified Parties from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, including court costs and reasonable attorneys' fees, related to or arising from any claim or assertion that the Equipment or Software violates any Intellectual Property Rights.

         7. SERVICE AND LICENSE FEES. Hotel shall pay to RSi a fee for the services, License and materials provided by RSi pursuant to this Maintenance Agreement in the amount of $0.08 per day per Placed Item. These payments may be increased annually by a cost of living adjustment "COLA," as established by the Consumer Price Index, U.S. City Average, "All Items." These payments will be made quarterly in advance. The total quarterly

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

                                   EXHIBIT 10


payment will be calculated by multiplying the number of Placed Items times $0.08 times 91.25. Hotel shall not have to make this payment so long as any Equipment is subject to the revenue sharing arrangement of the Hotel Agreement and so long as no Event of Default exists and is continuing under the Hotel Agreement.

         8. TERM OF MAINTENANCE AGREEMENT. This Maintenance Agreement shall become effective on the date of execution and shall remain in force and effect until the term of all of the Documents has expired.

         9. LIABILITY FOR DAMAGE TO THE PRODUCT. Hotel shall be responsible for any damage to the Equipment which is caused by intentional conduct of Hotel, its employees, agents, or representatives or Hotel guests while the Equipment is in Hotel's possession. Hotel shall not be responsible for any damages which are due to ordinary wear and tear, which Hotel could not reasonably prevent, or damage caused by the intentional or negligent acts of RSi.

         10. EXCLUSIVE DEALING. Except for warranty work performed by manufacturer or its authorized representatives, during the term of this Maintenance Agreement, RSi shall have the exclusive right to install and service the Equipment in Hotel's guest rooms. Hotel shall not install any other products similar to the Equipment in Hotel's guest rooms during this period without the prior written consent of RSi.

         11.    INDEMNITY.

                (A) Hotel agrees to indemnify, hold harmless and defend, RSi and Servicer and any of their officers, directors or employees and their successors and assigns (all such parties the "INDEMNIFIED PARTIES") from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, whether based on a theory of contract, negligence, strict liability or otherwise, including reasonable attorneys' fees related thereto, arising out of, connected with, or resulting from, this Maintenance Agreement, including without limitation, selection, purchase, delivery, possession, condition, use, lease, operation or return of the Equipment. Hotel's obligations hereunder will survive the expiration of this Agreement with respect to acts or events occurring or alleged to have occurred prior to the return of the Equipment to RoomSystems at the end of the Term described in the Hotel Agreement.

                (B) RSi agrees to indemnify, hold harmless and defend Hotel, the company managing the Hotel and any of their officers, directors, partners, employees and agents, and each of their successors and assignees (all such parties the "HOTEL INDEMNIFIED PARTIES") from and against any and all claims, demands, actions, suits, proceedings, costs, expenses, damages and liabilities, at law or in equity, including court costs and reasonable attorneys' fees related thereto, arising out of, connected with, or resulting from, any injury to persons (including death) or damage to property (including the Equipment) directly or indirectly due to the negligence, act or omission of RSi, its employees or agents, except to the extent a claim has arisen from such Hotel Indemnified Party's own negligence, act or omission. RSi's obligations hereunder will survive the expiration of this Agreement with respect to acts or events occurring or alleged to have occurred prior to the removal of the Equipment by RSi or its agent at the end of the term of the Hotel Agreement.

         12. NOTICE. All notice or other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally,
(ii) mailed, postage prepaid, or (iii) faxed and a copy mailed to the parties as follows:

    If to RSi:      RoomSystems, Inc. 390 North 3050 East, St. George, UT 84790
                    Facsimile 435-628-8611
    If to Hotel:    As set forth in the applicable Equipment Schedule.
    With a copy to: RoomSystems International Funding Corporation,
                    3770 Howard Hughes Parkway, Suite 175, Las Vegas, NV 89109

         13. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are an integral part of this Maintenance Agreement:

                (A) BINDING OBLIGATION. This Maintenance Agreement shall inure to the benefit of and constitute a binding obligation upon the contracting parties, their respective heirs, legal representatives and permitted assigns.

                (B) MODIFICATIONS. This Maintenance Agreement may not be modified except by an instrument in writing signed by the parties hereto.

                (C) HEADINGS. The headings used in this Maintenance Agreement are for reference purposes only and shall not be deemed to limit or affect in any way, the meaning or interpretation of any of the terms or provisions of this Maintenance Agreement.

                (D) SEVERABILITY. The provisions of this Maintenance Agreement are severable, and should any provision hereof be void, voidable, unenforceable, or invalid, such a void, voidable, unenforceable or invalid provision shall not affect any other portion or provision of this Maintenance Agreement.

                (E) WAIVER. Any waiver by any party hereto of any breach of this Maintenance Agreement of any kind or character whatsoever by the other party, whether such waiver is direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Maintenance Agreement on the part of the other party.

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

                                   EXHIBIT 10


                (F) APPLICABLE LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Nevada, without regard to principles of conflicts of law. RSi and Hotel hereby consent to jurisdiction and venue in any state or federal court in the state of Nevada and hereby waive any objections that jurisdiction or venue in any such court is not proper.

                (G) ATTORNEYS' FEES. In the event any action or proceedings is brought by any party under this Maintenance Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs of court from the non-prevailing party.

                (H) COUNTERPARTS. This Maintenance Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                (I) TERMS. Any term included in this Maintenance Agreement that is defined in the Hotel Agreement shall have the meaning set forth in the Hotel Agreement and; any term defined in this Maintenance Agreement included in the Hotel Agreement shall have the meaning set forth in this Maintenance Agreement.

                (J) CONFIDENTIALITY. The terms of this Maintenance Agreement shall be confidential, and neither party shall reveal to any person, hotel, or other entity the terms hereof and no copies shall be made of this Maintenance Agreement except for the parties' confidential records and except as necessary to enforce its terms, without the prior written consent of the other party.

                (K) SECURITY INTEREST. No security interest in this Agreement or any Equipment Schedule may be granted by Hotel without RSi's consent.

                (L) QUIET ENJOYMENT. Provided that no Event of Default has occurred or is continuing hereunder RSi, Assignee or their agents or assigns shall not interfere with Hotel's right of quiet enjoyment and use of the Equipment.


         IN WITNESS THEREOF, the parties hereto have executed this Maintenance Agreement the day and the year first named above.

RSI:                             HOTEL:

ROOMSYSTEMS, INC.                *1
a Nevada corporation             a *9 corporation



By:                              By:
      ------------------------        ------------------------
      Steven L. Sunyich
Its:  Chief Executive Officer    Its: ------------------------

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